Exhibit 4.2

FARMERS & MERCHANTS BANCORP

And

COMPUTERSHARE TRUST, N.A.,

As Rights Agent

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

Dated as of February 18, 2016

AMENDMENT NO. 1 TO

RIGHTS AGREEMENT

This Amendment No. 1, dated February 18, 2016 (the “Amendment”), amends that certain Rights Agreement, dated August 5, 2008 (the “Rights Agreement”), by and between Farmers & Merchants Bancorp, a Delaware corporation (the “Company”) and Computershare Trust, N.A., a federally chartered, limited purpose trust company (as successor to Registrar and Transfer Company) (the “Rights Agent”). Capitalized terms used in this Amendment but not defined in this Amendment are defined as set forth in the Rights Agreement.

WHEREAS, under Section 27 of the Rights Agreement, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement, subject to the terms of the Rights Agreement;

WHEREAS, the parties hereto desire to extend the Final Expiration Date of the Rights Agreement by seven (7) years from August 5, 2018 to August 5, 2025;

WHEREAS, pursuant to Sections 27 and 29 of the Rights Agreement, on November 19, 2015, the Board of Directors of the Company approved an amendment to the Rights Agreement to extend the Rights Agreement to and including August 5, 2025 and to effect certain other amendments described herein, and has delivered a copy of the duly approved resolution in respect thereof to the Rights Agent, and the execution of this Amendment by the Company and the Rights Agent have been in all respects duly authorized and approved by the Company and the Rights Agent; and

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Section 1(e) of the Rights Agreement is hereby amended by deleting the existing Section 1(e) and replacing that section with a new Section 1(e) as follows:

“Business Day shall mean any day other than a Saturday, a Sunday, a day on which the New York Stock Exchange is closed, or a day on which banking institutions in the State of California are authorized or obligated by law or executive order to close.”

2.	Section 1(d)(i) of the Rights Agreement is hereby amended by deleting the existing Section 1(d)(i) and replacing that section with a new Section 1(d)(i) as follows:

“(i) which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly, or has the right to become the beneficial owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, whether or not in writing (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise;”

3.	Section 2 of the Rights Agreement is hereby amended by adding the following to the end thereof:

“Any such co-Rights Agent appointment shall be upon ten (10) days’ prior written notice to the Rights Agent, setting forth the respective duties of the Rights Agent and any co-Rights Agent.  The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any co-Rights Agent.”

4.	Section 3 of the Rights Agreement is hereby amended to add the following new Section 3(d) in appropriate numerical order:

“(d)     Notwithstanding the provisions of this Agreement, and for the avoidance of doubt, any reference in this Agreement to “certificates for Common Shares” shall include book entry Common Shares, book entry Common Shares shall be deemed Rights Certificates to the same extent as certificates for Common Shares, and the transfer of book entry Common Shares also constitutes a transfer of the right to receive Rights Certificates or the transfer of Rights associated with such book entry Common Shares to the same extent as certificates for Common Shares.  With respect to any book entry Common Shares, a legend in substantially similar form as the legend for certificates for Common Shares will be included in a notice to the record holder of such book entry Common Shares in accordance with applicable law. Notwithstanding the provisions of this section, neither the omission of a legend nor the failure to deliver the notice of such legend required hereby shall affect the enforceability of any part of this Agreement or the rights of any holder of Rights.”

5.	Section 5 of the Rights Agreement is hereby amended to replace the words “manually countersigned” in the second sentence with the words “countersigned manually or by facsimile signature”.

6.	Section 7(a) of the Rights Agreement is hereby amended by deleting the existing Section 7(a) and replacing that section with a new Section 7(a) as follows

“(a)   The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date (but not prior thereto) upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on August 5, 2025 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.”

7.	Section 7(b) of the Rights Agreement is hereby amended by deleting the existing Section 7(b) and replacing that section with a new Section 7(b) as follows:

“(b)   The Purchase Price for each one one-hundredth of a Preferred Share pursuant to the exercise of a Right shall be $1,600, shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.”

8.
Section 18 of the Rights Agreement is hereby amended in the first paragraph by deleting the second and third sentences thereof and replacing those sentences with new sentences, respectively, as follows:

“The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability or expense (including the reasonable documented fees and expenses of outside legal counsel), incurred without gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) on the part of the Rights Agent, for action taken or omitted to be taken by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises.  This Section 18 and Section 20 hereof shall survive the exercise or expiration of the Rights, the expiration or termination of this Agreement and the resignation, replacement, or removal of the Rights Agent.”

9.	Section 18 of the Rights Agreement is hereby amended in the second paragraph by adding the following language to the end thereto:

“The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing.”

10.	Section 20(c) of the Rights Agreement is hereby amended by deleting the existing Section 20(c) and replacing that section with a new Section 20(c) as follows:

“The Rights Agent shall be liable hereunder to the Company and any other Person only for its gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.”

11.	Section 21 of the Rights Agreement is hereby amended by deleting the existing first sentence of Section 21 and replacing that sentence with a new sentence as follows:

“The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company in accordance with Section 26 hereof, and to each transfer agent of the Common Shares by traceable mail, in the event that the Rights Agent or one of its Affiliates is not also the transfer agent for the Company.”

12.	Section 21 of the Rights Agreement is hereby amended by inserting the following new sentence at the end thereof:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

13.	Section 26 of the Rights Agreement is hereby amended by deleting the existing Rights Agent notice address and replacing it as follows:

“Computershare Trust Company, N.A.
250 Royall Street
Canton, Massachusetts, 02021
Attn: Client Services”

14.	Section 27 of the Rights Agreement is hereby amended by inserting the following new language at the end thereof:

“Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent will duly execute and deliver any supplement or amendment hereto requested by the Company, provided that such supplement or amendment does not adversely affect the rights, duties or obligations of the Rights Agent under this Agreement.”

15.	The Rights Agreement is hereby amended by inserting a new Section 34 as follows:

“Force Majeure.  Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

16.
Exhibits A, B, and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.  Each reference in Exhibits A, B, and C to the Rights Agreement to the date “August 5, 2018” shall be replaced with the date “August 5, 2025.”  Each reference in Exhibits A, B, and C to the Rights Agreement to the purchase price of “$1,200” shall be replaced with “$1,600.”

17.	Except as expressly set forth in this Amendment all other terms of the Rights Agreement shall remain in full force and effect.

18.
This Amendment and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

19.
This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

20.
This Amendment shall be effective as of the date first above written and all references to the Rights Agreement (including each reference to “hereof,” “hereunder,” “hereto,” “herein,” “hereby,” and each similar reference contained in the Rights Agreement, such as “this Agreement”) shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

21.
The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of the Rights Agreement, including Section 27 thereof.

22.	By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

IN WITNESS WHEREOF, the Company and the Rights Agent have executed this Amendment effective as of the date first above written.

THE COMPANY:

FARMERS & MERCHANTS BANCORP

By:	/s/Kent A. Steinwert

Name:	Kent A. Steinwert

Title:	President and Chief Executive Officer

THE RIGHTS AGENT:

COMPUTERSHARE INC.

By:	/s/ Peter Duggan

Name:	Peter Duggan

Title:	Senior Vice President